Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports First Quarter Earnings of $16.9 million
Initiates Pandemic Relief and Community Support Actions

Walla Walla, WA - April 27, 2020 - Banner Corporation (NASDAQ GSM: BANR) ("Banner"), the parent company of Banner Bank and Islanders Bank, today reported net income of $16.9 million, or $0.47 per diluted share, for the first quarter 2020, compared to $33.7 million, or $0.95 per diluted share, in the preceding quarter and $33.3 million, or $0.95 per diluted share, in the first quarter of 2019.  Banner's first quarter earnings reflect the impact of the COVID-19 pandemic resulting in a substantial reduction in business activity or the closing of businesses in all the western states Banner operates.
First quarter of 2020 results also include $1.1 million of acquisition-related expenses, compared to $4.4 million of acquisition-related expenses in the preceding quarter and $2.1 million in the first quarter of 2019.
“We are in unprecedented times - as a health crisis has quickly evolved to also become an economic crisis, creating far-reaching impacts to clients and the communities we serve,” said Mark Grescovich, President and CEO.  “In mid-March we began preparations for the COVID-19 pandemic by closing branch lobbies, mobilizing personnel to work from home and providing appropriate IT equipment and services to accommodate Stay-At-Home Orders.  Our lending teams have reached out to borrowers that have been affected by the economic decline and offered assistance in various forms including deferred payments and interest-only payments.  We have worked with our customers to file applications for the Paycheck Protection Program offered through the Small Business Administration and expect this program to provide some near-term relief to help small businesses sustain operations.  Meanwhile, we are monitoring the economy closely and reviewing loan payment deferrals and interest waivers daily and have elevated our liquidity levels in anticipation of cash needs of our customers.”
Grescovich concluded, “In anticipation of future credit losses, we determined it is prudent to increase the allowance for credit losses through the addition of $21.7 million in credit loss provisions for the quarter ended March 31, 2020.” This provision compares to a $4.0 million provision for loan losses during the previous quarter and a $2.0 million provision for loan losses in the first quarter a year ago.  The allowance for credit losses - loans was 1.41% of total loans and 299% of non-performing loans at the end of the first quarter of 2020. The increased allowance includes provisions taken in anticipation of changes in risks associated with loan classification assignments and a deteriorating economy.
At March 31, 2020, Banner Corporation had $12.78 billion in assets, $9.16 billion in net loans and $10.45 billion in deposits.  Banner operates 176 branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
COVID-19 Pandemic Response
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SBA Paycheck Protection Program.  The U.S. Small Business Administration (SBA) is providing assistance to small businesses impacted by COVID-19 through the Paycheck Protection Program (PPP), which is designed to provide near-term relief to help small businesses sustain operations.  Banner is offering small businesses loans to clients in its service area through this program.  As of April 16, 2020, the funds allocated to the PPP from the CARES Act had been fully allocated.  Congress recently approved a second round of funding for the PPP.  Banner will continue to process applications received under the PPP until the available funds have been fully allocated.  Banner is also planning to assist small businesses with accessing other borrowing options as they become available, including the Main Street Lending Program and other government sponsored lending programs, as appropriate.

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Loan Accommodations. Banner is offering payment and financial relief programs for borrowers impacted by COVID-19. These programs include loan payment deferrals for up to 90 days, waived late fees, and, on a more limited basis, waived interest or allowed interest-only loan payments and we have temporarily suspended foreclosure proceedings.  Since these loans were performing loans that were current on their payments prior to COVID-19, these modifications are not considered to be troubled debt restructurings.

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Allowance for Credit Losses - Loans.  Banner recorded a provision for credit losses of $21.7 million for the first quarter of 2020, compared to a $4.0 million provision in the preceding quarter and a $2.0 million provision in the first quarter a year ago.  The provision for the current quarter reflects expected lifetime credit losses based upon the conditions and economic outlook that existed as of March 31, 2020.  The probability of further decline in economic conditions, including higher unemployment rates and lower gross domestic product, has increased since quarter end and should it materialize, an additional provision for expected credit losses will be necessary.

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Branch Operations, IT Changes and One-Time Expenses. We have taken various steps to help protect customers and staff by limiting branch activities to appointment only and use of our drive-up facilities, and by encouraging the use of our digital and electronic banking channels, all the while adjusting for evolving State and Federal guidelines.  To further the well-being of staff and customers, Banner implemented measures to allow employees to work from home to the extent practicable. To facilitate this approach, Banner allocated additional computer equipment to staff and

BANR - First Quarter 2020 Results
April 27, 2020

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enhanced the Company's network capabilities with several upgrades. These expenses plus other expenses incurred in response to the COVID-19 pandemic resulted in $239,000 of related costs during the first quarter of 2020.

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Capital Management.  At March 31, 2020, the tangible common shareholders' equity to tangible assets ratio was 9.70% and Banner’s capital was well in excess of all regulatory requirements. During the current quarter, prior to the COVID-19 pandemic outbreak, Banner repurchased 624,780 shares of its common stock.  To preserve capital, Banner has discontinued any additional repurchase of shares until further notice and will closely monitor capital levels going forward.

First Quarter 2020 Highlights
•	Revenues were $138.4 million, compared to $139.8 million in the preceding quarter, and increased 3% when compared to $134.2 million in the first quarter a year ago.
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Net interest income, before the provision for loan losses, was $119.3 million in the first quarter of 2020, compared to $119.5 million in the preceding quarter and $116.1 million in the first quarter a year ago.

•	Net interest margin was 4.19%, compared to 4.20% in the preceding quarter and 4.37% in the first quarter a year ago.
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Mortgage banking revenues increased 63% to $10.2 million, compared to $6.2 million in the preceding quarter, and increased 198% compared to $3.4 million in the first quarter a year ago, reflecting strong refinance demand due to decreasing market interest rates.

•	Return on average assets was 0.54%, compared to 1.07% in the preceding quarter and 1.15% in the first quarter a year ago.
•	Net loans receivable decreased modestly to $9.16 billion at March 31, 2020, compared to $9.20 billion at December 31, 2019, and increased 7% when compared to $8.60 billion at March 31, 2019.
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Non-performing assets increased to $46.1 million, or 0.36% of total assets, at March 31, 2020, compared to $40.5 million, or 0.32% of total assets in the preceding quarter, and $22.0 million, or 0.19% of total assets, at March 31, 2019.

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Provision for credit losses - loans was $21.7 million, and the allowance for credit losses - loans was $130.5 million, or 1.41% of total loans receivable, as of March 31, 2020, compared to $100.6 million, or 1.08% of total loans receivable as of December 31, 2019.

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Provision for credit losses - unfunded loan commitments was $1.7 million, and the allowance for credit losses - unfunded loan commitments was $11.5 million as of March 31, 2020, compared to $2.7 million as of December 31, 2019.

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Core deposits increased 4% to $9.28 billion at March 31, 2020, compared to $8.93 billion at December 31, 2019, and increased 13% compared to $8.21 billion a year ago.  Core deposits represented 89% of total deposits at March 31, 2020.

•	Dividends to shareholders were $0.41 per share in the quarter ended March 31, 2020.
•	Common shareholders’ equity per share increased 2% to $45.63 at March 31, 2020, compared to $44.59 at the preceding quarter end, and increased 6% from $42.99 a year ago.
•	Tangible common shareholders' equity per share* increased 3% to $34.23 at March 31, 2020, compared to $33.33 at the preceding quarter end, and increased 5% from $32.47 a year ago.

*Tangible common shareholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan losses and non-interest income) and the adjusted efficiency ratio (which excludes acquisition-related expenses, COVID-19 expenses, amortization of core deposit intangibles, real estate owned gain (loss), Federal Home Loan Bank (FHLB) prepayment penalties and state/municipal taxes from non-interest expense divided by adjusted revenue) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.
Significant Recent Initiatives and Events
On November 1, 2019, Banner completed the acquisition of AltaPacific Bancorp (“AltaPacific”) and its wholly-owned subsidiary, AltaPacific Bank, of Santa Rosa, California.  At closing AltaPacific Bank had six branch locations, including one in Northern California and five in Southern California.  Pursuant to the previously announced terms, AltaPacific shareholders received 0.2712 shares of Banner common stock in exchange for each share of AltaPacific common stock, plus cash in lieu of any fractional shares and cash to buyout AltaPacific stock options for a total consideration paid of $87.6 million.
The AltaPacific merger was accounted for using the acquisition method of accounting.  Accordingly, the assets (including identifiable intangible assets) and the liabilities of AltaPacific were measured at their respective estimated fair values as of the merger date.  The excess of the purchase price over the fair value of the net assets acquired was attributed to goodwill.  The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date.  The acquisition accounting is subject to adjustment within a measurement period of one year from the acquisition date.  The acquisition provided $425.7 million of assets, $332.4 million of loans, and $313.4 million of deposits to Banner.  During the first quarter of 2020, Banner completed the integration of AltaPacific systems into Banner's core systems and closure of overlapping branches.
Adoption of New Accounting Standard
In June 2016, Financial Accounting Standards Board issued Accounting Standard Update No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13).  GAAP prior to ASU 2016-13 required an “incurred loss” methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred.  The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  ASU 2016-13 became effective for Banner on January 1, 2020.  The adoption of ASU No. 2016-13 resulted in a $7.8 million increase to its allowance

BANR - First Quarter 2020 Results
April 27, 2020

for credit losses - loans and a $7.0 million increase to its allowance for credit losses - unfunded loan commitments.  The combined increases were recorded net of tax as an $11.2 million reduction to retained earnings as of the adoption date.
Income Statement Review
Net interest income, before the provision for credit losses, was $119.3 million in the first quarter of 2020, compared to $119.5 million in the preceding quarter and $116.1 million in the first quarter a year ago.
Banner's net interest margin was 4.19% for the first quarter of 2020, a one basis-point decrease compared to 4.20% in the preceding quarter and an 18 basis-point decrease compared to 4.37% in the first quarter a year ago.  Grescovich added, "The net interest margin remained steady during the quarter as improved securities yields combined with a decline in funding cost helped offset the decline in loan yields.  The 150 basis-point decrease in the fed funds target rate did not occur until late in the quarter in March 2020, and the full effect of the lower interest rate environment had not yet been realized at quarter end.  Banner expects to see further margin compression during the second quarter."  Acquisition accounting adjustments added ten basis points to the net interest margin in the current quarter compared to eight basis points in the preceding quarter and seven basis points in the first quarter a year ago.  The total purchase discount for acquired loans was $22.2 million at March 31, 2020, compared to $25.0 million at December 31, 2019, and $24.2 million at March 31, 2019.
Average interest-earning asset yields decreased six basis points to 4.63% in the first quarter compared to 4.69% for the preceding quarter and decreased 26 basis points compared to 4.89% in the first quarter a year ago.  Average loan yields decreased ten basis points to 5.03% compared to 5.13% in the preceding quarter and decreased 28 basis points compared to 5.31% in the first quarter a year ago.  Loan discount accretion added 12 basis points to loan yields in the first quarter of 2020, compared to 11 basis points in the preceding quarter and nine basis points in the first quarter a year ago.  Deposit costs were 0.35% in the first quarter of 2020, a five basis-point decrease compared to the preceding quarter and a two basis-point decrease compared to the first quarter a year ago.  The decrease in deposit costs during the current quarter compared to the preceding quarter are the result of recent decreases in market interest rates; however, changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rates.  The total cost of funds was 0.46% during the first quarter of 2020, a six basis-point decrease compared to the preceding quarter and a ten basis-point decrease compared to the first quarter a year ago.
Banner recorded a $21.7 million provision for credit losses in the current quarter, compared to $4.0 million in the prior quarter and $2.0 million in the same quarter a year ago as calculated under the prior incurred loss methodology.  The provision for the current quarter reflects expected lifetime credit losses based upon the conditions that existed as of March 31, 2020 and the potential effects from forecasted deterioration of economic metrics due to the COVID-19 pandemic based on the outlook as of March 31, 2020.
Total non-interest income was $19.2 million in the first quarter of 2020, compared to $20.3 million in the fourth quarter of 2019 and $18.1 million in the first quarter a year ago.  Deposit fees and other service charges were $9.8 million in the first quarter of 2020, compared to $9.6 million in the preceding quarter and $12.6 million in the first quarter a year ago.  The decrease in deposit fees and other service charges from the first quarter a year ago is primarily a result of Banner becoming subject to the Durbin Amendment on July 1, 2019, which reduced interchange fee income by approximately $7 million during the second half of 2019.  Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, increased to $10.2 million in the first quarter, compared to $6.2 million in the preceding quarter and $3.4 million in the first quarter of 2019.  The higher mortgage banking revenue quarter-over-quarter primarily reflects an increase in the gain on sale spread on one- to four-family held for sale loans.  The increases compared to the first quarter of 2019 were primarily due to increased production of one- to four-family held-for-sale loans primarily due to increased refinance activity.  Home purchase activity accounted for 54% of one- to four-family mortgage loan originations in the first quarter of 2020, compared to 56% in the prior quarter and 80% in the first quarter of 2019.
Banner’s first quarter 2020 results included a $4.6 million net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading as a result of widening market spreads during the quarter, and a $78,000 net gain on the sale of securities.  In the preceding quarter, results included a $36,000 net loss for fair value adjustments and a $62,000 net gain on the sale of securities.  In the first quarter a year ago, results included an $11,000 net gain for fair value adjustments and a $1,000 net gain on the sale of securities.
Total revenue decreased nominally to $138.4 million for the first quarter of 2020, compared to $139.8 million in the preceding quarter, and increased 3% compared to $134.2 million in the first quarter a year ago.  Adjusted revenue* (the total of net interest income before provision for credit losses and total non-interest income excluding the net gain and loss on the sale of securities and the net change in valuation of financial instruments) was $142.9 million in the first quarter of 2020, compared to $139.7 million in the preceding quarter and $134.2 million in the first quarter of 2019.
Banner’s total non-interest expense was $95.2 million in the first quarter of 2020, compared to $93.7 million in the preceding quarter and $90.0 million in the first quarter of 2019.  The increase in non-interest expense during the first quarter of 2020 reflects the first full quarter expenses associated with the operations acquired from AltaPacific, as well as lower deferred loan costs primarily related to lower loan originations.  Acquisition-related expenses were $1.1 million for the first quarter of 2020, compared to $4.4 million for the preceding quarter and $2.1 million in the first quarter of 2019.  The current quarter includes a $1.7 million provision for credit losses - unfunded loan commitments compared to no provision for the prior quarter or the year ago quarter.  Banner’s efficiency ratio was 68.76% for the current quarter, compared to 67.03% in the preceding quarter and 67.06% in the year ago quarter.  Banner’s adjusted efficiency ratio* was 63.47% for the current quarter, compared to 61.19% in the preceding quarter and 63.32% in the year ago quarter.
For the first quarter of 2020, Banner had $4.6 million in state and federal income tax expense for an effective tax rate of 21.4%, reflecting the benefits from tax exempt income.  Banner’s statutory income tax rate is 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

BANR - First Quarter 2020 Results
April 27, 2020

Balance Sheet Review
Total assets increased 1% to $12.78 billion at March 31, 2020, compared to $12.60 billion at December 31, 2019, and increased 9% when compared to $11.74 billion at March 31, 2019.  The total of securities and interest-bearing deposits held at other banks was $2.15 billion at March 31, 2020, compared to $1.89 billion at both December 31, 2019 and March 31, 2019.  The increase during the current quarter was primarily the result of security purchases made towards the end of the quarter as balance sheet liquidity increased and market spreads widened.  The average effective duration of Banner's securities portfolio was approximately 2.9 years at March 31, 2020, compared to 3.0 years at March 31, 2019.
Net loans receivable decreased modestly to $9.16 billion at March 31, 2020, compared to $9.20 billion at December 31, 2019, and increased 7% when compared to $8.60 billion at March 31, 2019.  The year-over-year increase in net loans included $332.4 million of portfolio loans acquired in the AltaPacific acquisition during the preceding quarter.  Commercial real estate and multifamily real estate loans increased slightly to $4.02 billion at March 31, 2020, compared to $4.01 billion at December 31, 2019, and increased 11% compared to $3.63 billion a year ago.  Commercial business loans increased 1% to $2.17 billion at March 31, 2020, compared to $2.14 billion at December 31, 2019, and increased 12% compared to $1.94 billion a year ago.  Agricultural business loans decreased to $330.3 million at March 31, 2020, compared to $337.3 million three months earlier and $339.5 million a year ago.  Total construction, land and land development loans were $1.22 billion at March 31, 2020, a small decrease from $1.23 billion at December 31, 2019, and a 6% increase compared to $1.15 billion a year earlier.  Consumer loans decreased to $661.8 million at March 31, 2020, compared to $664.3 million at December 31, 2019, and $693.3 million a year ago.  One- to four-family loans decreased to $881.4 million at March 31, 2020, compared to $925.5 million at December 31, 2019, and $942.5 million a year ago.
Loans held for sale were $182.4 million at March 31, 2020, compared to $210.4 million at December 31, 2019, and $45.9 million at March 31, 2019.  The volume of one- to four- family residential mortgage loans sold was $204.0 million in the current quarter, compared to $268.1 million in the preceding quarter and $107.2 million in the first quarter a year ago.  During the first quarter of 2020, Banner sold $119.7 million in multifamily loans compared to $103.4 million in the preceding quarter and $149.9 million in the first quarter a year ago.

Total deposits increased 4% to $10.45 billion at March 31, 2020, compared to $10.05 billion at December 31, 2019, and increased 11% when compared to $9.38 billion a year ago.  The year-over-year increase in deposits included $313.4 million in deposits acquired in the AltaPacific acquisition during the preceding quarter.  Non-interest-bearing account balances increased 4% to $4.11 billion at March 31, 2020, compared to $3.95 billion at December 31, 2019, and increased 12% compared to $3.68 billion a year ago.  Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) increased 4% from the prior quarter and increased 13% compared to a year ago and represented 89% of total deposits at March 31, 2020.  Certificates of deposit increased 4% to $1.17 billion at March 31, 2020, compared to $1.12 billion at December 31, 2019, and increased slightly compared to $1.16 billion a year earlier.  The increase in certificates of deposit during the first quarter of 2020 primarily reflects the increase in brokered deposits to $251.0 million at March 31, 2020, compared to $202.9 million at December 31, 2019 and $239.4 million a year ago.  FHLB borrowings totaled $247.0 million at March 31, 2020, compared to $450.0 million at December 31, 2019, and $418.0 million a year earlier.
At March 31, 2020, total common shareholders' equity was $1.60 billion, or 12.53% of assets, compared to $1.59 billion or 12.65% of assets at December 31, 2019, and $1.51 billion or 12.87% of assets a year ago.  At March 31, 2020, tangible common shareholders' equity*, which excludes goodwill and other intangible assets, net, was $1.20 billion, or 9.70% of tangible assets*, compared to $1.19 billion, or 9.77% of tangible assets, at December 31, 2019, and $1.14 billion, or 10.04% of tangible assets, a year ago.  Banner's tangible book value per share* increased to $34.23 at March 31, 2020, compared to $32.47 per share a year ago.
Banner and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.”   At March 31, 2020, Banner's common equity Tier 1 capital ratio was 10.52%, its Tier 1 leverage capital to average assets ratio was 10.45%, and its total capital to risk-weighted assets ratio was 12.98%.
Credit Quality
The allowance for credit losses - loans was $130.5 million at March 31, 2020, or 1.41% of total loans receivable outstanding and 299% of non-performing loans, compared to $100.6 million at December 31, 2019, or 1.08% of total loans receivable outstanding and 254% of non-performing loans, and $97.3 million at March 31, 2019, or 1.12% of total loans receivable outstanding and 504% of non-performing loans.  In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments which was $11.5 million at March 31, 2020, compared to $2.7 million at December 31, 2019 and $2.6 million at March 31, 2019.  Net loan recoveries totaled $404,000 in the first quarter, compared to net loan charge-offs of $1.2 million in both the preceding quarter and in the first quarter a year ago.  Banner recorded a $21.7 million provision for credit losses in the current quarter, compared to $4.0 million in the prior quarter and $2.0 million in the year ago quarter primarily due to forecasted credit losses related to the COVID-19 pandemic.  Non-performing loans were $43.7 million at March 31, 2020, compared to $39.6 million at December 31, 2019, and $19.3 million a year ago.  The increase in non-performing loans year-over-year was largely due to one commercial banking relationship totaling $14.7 million moving to nonaccrual during the prior quarter.  Real estate owned and other repossessed assets were $2.4 million at March 31, 2020, compared to $936,000 at December 31, 2019, and $2.7 million a year ago.
In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses.  Credit discounts are included in the determination of fair value, and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date.  At March 31, 2020, the total purchase discount for acquired loans was $22.2 million.
Banner's total non-performing assets were $46.1 million, or 0.36% of total assets, at March 31, 2020, compared to $40.5 million, or 0.32% of total assets, at December 31, 2019, and $22.0 million, or 0.19% of total assets, a year ago.

BANR - First Quarter 2020 Results
April 27, 2020

Conference Call
Banner will host a conference call on Tuesday, April 28, 2020, at 8:00 a.m. PDT, to discuss its first quarter results.  To listen to the call on-line, go to www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10140349, or at www.bannerbank.com.
About the Company
Banner Corporation is a $12.78 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "may," “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” "potential," or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1)  the effect of the COVID-19 pandemic, including on Banner’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity;  (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (3) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (7) fluctuations in real estate values; (8) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (9) the ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (12) the costs, effects and outcomes of litigation; (13) legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; (15) future acquisitions by Banner of other depository institutions or lines of business; (16) future goodwill impairment due to changes in Banner's business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors; and (17) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR - First Quarter 2020 Results
April 27, 2020

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019

INTEREST INCOME:
Loans receivable	$118,926	$120,915	$115,455
Mortgage-backed securities	9,137	8,924	10,507
Securities and cash equivalents	3,602	3,570	4,034
	131,665	133,409	129,996
INTEREST EXPENSE:
Deposits	8,750	9,950	8,643
Federal Home Loan Bank advances	2,064	2,281	3,476
Other borrowings	116	121	60
Junior subordinated debentures	1,477	1,566	1,713
	12,407	13,918	13,892
Net interest income before provision for credit losses	119,258	119,491	116,104
PROVISION FOR CREDIT LOSSES	21,748	4,000	2,000
Net interest income	97,510	115,491	114,104
NON-INTEREST INCOME:
Deposit fees and other service charges	9,803	9,637	12,618
Mortgage banking operations	10,191	6,248	3,415
Bank-owned life insurance	1,050	1,170	1,276
Miscellaneous	2,639	3,201	804
	23,683	20,256	18,113
Net gain on sale of securities	78	62	1
Net change in valuation of financial instruments carried at fair value	(4,596)	(36)	11
Total non-interest income	19,165	20,282	18,125
NON-INTEREST EXPENSE:
Salary and employee benefits	59,908	57,050	54,640
Less capitalized loan origination costs	(5,806)	(8,797)	(4,849)
Occupancy and equipment	13,107	13,377	13,766
Information / computer data services	5,810	6,202	5,326
Payment and card processing services	4,240	4,638	3,984
Professional and legal expenses	1,919	2,262	2,434
Advertising and marketing	1,827	2,021	1,529
Deposit insurance expense	1,635	1,608	1,418
State/municipal business and use taxes	984	917	945
Real estate operations	100	40	(123)
Amortization of core deposit intangibles	2,001	2,061	2,052
Provision for credit losses - unfunded loan commitments	1,722	—	—
Miscellaneous	6,357	7,892	6,744
	93,804	89,271	87,866
COVID-19 expenses	239	—	—
Acquisition-related expenses	1,142	4,419	2,148
Total non-interest expense	95,185	93,690	90,014
Income before provision for income taxes	21,490	42,083	42,215
PROVISION FOR INCOME TAXES	4,608	8,428	8,869
NET INCOME	$16,882	$33,655	$33,346
Earnings per share available to common shareholders:
Basic	$0.48	$0.96	$0.95
Diluted	$0.47	$0.95	$0.95
Cumulative dividends declared per common share	$0.41	$1.41	$0.41

Weighted average common shares outstanding:
Basic	35,463,541	35,188,399	35,050,376
Diluted	35,640,463	35,316,736	35,172,056

(Decrease) increase in common shares outstanding	(649,117)	1,578,219	(30,026)

BANR - First Quarter 2020 Results
April 27, 2020

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$211,013	$234,359	$218,458	(10.0)%	(3.4)%
Interest-bearing deposits	83,988	73,376	43,080	14.5%	95.0%
Total cash and cash equivalents	295,001	307,735	261,538	(4.1)%	12.8%

Securities - trading	21,040	25,636	25,838	(17.9)%	(18.6)%
Securities - available for sale	1,608,224	1,551,557	1,603,804	3.7%	0.3%
Securities - held to maturity	437,846	236,094	218,993	85.5%	99.9%
Total securities	2,067,110	1,813,287	1,848,635	14.0%	11.8%

Federal Home Loan Bank stock	20,247	28,342	27,063	(28.6)%	(25.2)%
Loans held for sale	182,428	210,447	45,865	(13.3)%	297.7%
Loans receivable	9,285,744	9,305,357	8,692,657	(0.2)%	6.8%
Allowance for credit losses - loans	(130,488)	(100,559)	(97,308)	29.8%	34.1%
Net loans receivable	9,155,256	9,204,798	8,595,349	(0.5)%	6.5%

Accrued interest receivable	40,732	37,962	41,220	7.3%	(1.2)%
Real estate owned held for sale, net	2,402	814	2,611	195.1%	(8.0)%
Property and equipment, net	175,235	178,008	171,057	(1.6)%	2.4%
Goodwill	373,121	373,121	339,154	—%	10.0%
Other intangibles, net	27,157	29,158	30,647	(6.9)%	(11.4)%
Bank-owned life insurance	193,140	192,088	178,202	0.5%	8.4%
Other assets	249,121	228,271	198,944	9.1%	25.2%
Total assets	$12,780,950	$12,604,031	$11,740,285	1.4%	8.9%

LIABILITIES
Deposits:
Non-interest-bearing	$4,107,262	$3,945,000	$3,676,984	4.1%	11.7%
Interest-bearing transaction and savings accounts	5,175,969	4,983,238	4,535,969	3.9%	14.1%
Interest-bearing certificates	1,166,306	1,120,403	1,163,276	4.1%	0.3%
Total deposits	10,449,537	10,048,641	9,376,229	4.0%	11.4%

Advances from Federal Home Loan Bank	247,000	450,000	418,000	(45.1)%	(40.9)%
Customer repurchase agreements and other borrowings	128,764	118,474	121,719	8.7%	5.8%
Junior subordinated debentures at fair value	99,795	119,304	113,917	(16.4)%	(12.4)%
Accrued expenses and other liabilities	208,753	227,889	158,669	(8.4)%	31.6%
Deferred compensation	45,401	45,689	40,560	(0.6)%	11.9%
Total liabilities	11,179,250	11,009,997	10,229,094	1.5%	9.3%

SHAREHOLDERS' EQUITY
Common stock	1,343,699	1,373,940	1,338,386	(2.2)%	0.4%
Retained earnings	177,922	186,838	152,911	(4.8)%	16.4%
Other components of shareholders' equity	80,079	33,256	19,894	140.8%	nm
Total shareholders' equity	1,601,700	1,594,034	1,511,191	0.5%	6.0%
Total liabilities and shareholders' equity	$12,780,950	$12,604,031	$11,740,285	1.4%	8.9%

Common Shares Issued:
Shares outstanding at end of period	35,102,459	35,751,576	35,152,746
Common shareholders' equity per share (1)	$45.63	$44.59	$42.99
Common shareholders' tangible equity per share (1) (2)	$34.23	$33.33	$32.47
Common shareholders' tangible equity to tangible assets (2)	9.70%	9.77%	10.04%
Consolidated Tier 1 leverage capital ratio	10.45%	10.71%	10.73%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders' tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final two pages of the press release tables.

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner-occupied	$1,024,089	$980,021	$869,634	4.5%	17.8%
Investment properties	2,007,537	2,024,988	1,838,328	(0.9)%	9.2%
Small balance CRE	591,783	613,484	619,646	(3.5)%	(4.5)%
Multifamily real estate	400,206	388,388	300,684	3.0%	33.1%
Construction, land and land development:
Commercial construction	205,476	210,668	181,888	(2.5)%	13.0%
Multifamily construction	250,410	233,610	183,203	7.2%	36.7%
One- to four-family construction	534,956	544,308	514,410	(1.7)%	4.0%
Land and land development	232,506	245,530	271,038	(5.3)%	(14.2)%
Commercial business:
Commercial business	1,357,817	1,364,650	1,199,930	(0.5)%	13.2%
Small business scored	807,539	772,657	738,665	4.5%	9.3%
Agricultural business, including secured by farmland	330,257	337,271	339,472	(2.1)%	(2.7)%
One- to four-family residential	881,387	925,531	942,477	(4.8)%	(6.5)%
Consumer:
Consumer—home equity revolving lines of credit	521,618	519,336	532,600	0.4%	(2.1)%
Consumer—other	140,163	144,915	160,682	(3.3)%	(12.8)%
Total loans receivable	$9,285,744	$9,305,357	$8,692,657	(0.2)%	6.8%
Restructured loans performing under their restructured terms	$6,423	$6,466	$13,036
Loans 30 - 89 days past due and on accrual	$39,974	$20,178	$28,972
Total delinquent loans (including loans on non-accrual), net	$61,101	$38,322	$46,616
Total delinquent loans / Total loans receivable	0.66%	0.41%	0.54%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2020		Dec 31, 2019	Mar 31, 2019	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,350,273	46.7%	$4,364,764	$4,329,759	(0.3)%	0.5%
California	2,140,895	23.1%	2,129,789	1,581,654	0.5%	35.4%
Oregon	1,664,652	17.9%	1,650,704	1,639,427	0.8%	1.5%
Idaho	524,663	5.7%	530,016	524,705	(1.0)%	—%
Utah	52,747	0.6%	60,958	59,940	(13.5)%	(12.0)%
Other	552,514	6.0%	569,126	557,172	(2.9)%	(0.8)%
Total loans receivable	$9,285,744	100.0%	$9,305,357	$8,692,657	(0.2)%	6.8%

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the quarters ending March 31, 2020, December 31, 2019, and March 31, 2019.
LOAN ORIGINATIONS	Quarters Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Commercial real estate	$76,359	$165,064	$92,183
Multifamily real estate	10,171	20,034	3,733
Construction and land	369,613	530,195	231,744
Commercial business	199,873	228,050	137,142
Agricultural business	31,261	25,992	30,483
One-to four-family residential	31,041	30,432	31,186
Consumer	67,357	70,539	62,370
Total loan originations (excluding loans held for sale)	$785,675	$1,070,306	$588,841

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
ALLOWANCE FOR CREDIT LOSSES - LOANS
Balance, beginning of period	$100,559	$97,801	$96,485
Beginning balance adjustment for adoption of ASC 326	7,812	—	—
Provision for credit losses - loans	21,713	4,000	2,000
Recoveries of loans previously charged off:
Commercial real estate	167	199	21
Construction and land	—	—	22
One- to four-family real estate	148	159	43
Commercial business	205	225	23
Agricultural business, including secured by farmland	1,750	10	—
Consumer	96	61	110
	2,366	654	219
Loans charged off:
Commercial real estate	(100)	—	(431)
Multifamily real estate	(66)	—	—
Construction and land	—	(45)	—
One- to four-family real estate	(64)	—	—
Commercial business	(1,384)	(1,180)	(590)
Agricultural business, including secured by farmland	—	(4)	(4)
Consumer	(348)	(667)	(371)
	(1,962)	(1,896)	(1,396)
Net recoveries/(charge-offs)	404	(1,242)	(1,177)
Balance, end of period	$130,488	$100,559	$97,308
Net recoveries/(charge-offs) / Average loans receivable	0.004%	(0.013)%	(0.013)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES - LOANS	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Specific or allocated credit loss allowance:
Commercial real estate	$29,339	$30,591	$27,091
Multifamily real estate	2,805	4,754	4,020
Construction and land	34,217	22,994	23,713
One- to four-family real estate	11,884	4,136	4,711
Commercial business	31,648	23,370	18,662
Agricultural business, including secured by farmland	4,513	4,120	3,596
Consumer	16,082	8,202	7,980
Total allocated	130,488	98,167	89,773
Unallocated	—	2,392	7,535
Total allowance for credit losses - loans	$130,488	$100,559	$97,308
Allowance for credit losses - loans / Total loans receivable	1.41%	1.08%	1.12%
Allowance for credit losses - loans / Non-performing loans	299%	254%	504%

	Quarters Ended
CHANGE IN THE	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$2,716	$2,599	$2,599
Beginning balance adjustment for adoption of ASC 326	7,022	—	—
Provision for credit losses - unfunded loan commitments	1,722	—	—
Additions through acquisitions	—	117	—
Balance, end of period	$11,460	$2,716	$2,599

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$8,512	$5,952	$5,734
Multifamily	—	85	—
Construction and land	1,393	1,905	3,036
One- to four-family	3,045	3,410	1,538
Commercial business	25,027	23,015	3,614
Agricultural business, including secured by farmland	495	661	2,507
Consumer	1,812	2,473	2,181
	40,284	37,501	18,610
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	24	89	—
Construction and land	1,407	332	—
One- to four-family	1,089	877	640
Commercial business	77	401	1
Agricultural business, including secured by farmland	461	—	—
Consumer	320	398	42
	3,378	2,097	683
Total non-performing loans	43,662	39,598	19,293
Real estate owned (REO)	2,402	814	2,611
Other repossessed assets	47	122	50
Total non-performing assets	$46,111	$40,534	$21,954
Total non-performing assets to total assets	0.36%	0.32%	0.19%

	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Balance, beginning of period	$814	$228	$2,611
Additions from loan foreclosures	1,588	—	—
Additions from acquisitions	—	650	—
Proceeds from dispositions of REO	—	(105)	—
Gain on sale of REO	—	41	—
Balance, end of period	$2,402	$814	$2,611

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$4,107,262	$3,945,000	$3,676,984	4.1%	11.7%
Interest-bearing checking	1,331,860	1,280,003	1,174,169	4.1%	13.4%
Regular savings accounts	1,997,265	1,934,041	1,865,852	3.3%	7.0%
Money market accounts	1,846,844	1,769,194	1,495,948	4.4%	23.5%
Total interest-bearing transaction and savings accounts	5,175,969	4,983,238	4,535,969	3.9%	14.1%
Total core deposits	9,283,231	8,928,238	8,212,953	4.0%	13.0%

Interest-bearing certificates	1,166,306	1,120,403	1,163,276	4.1%	0.3%

Total deposits	$10,449,537	$10,048,641	$9,376,229	4.0%	11.4%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Mar 31, 2020		Dec 31, 2019	Mar 31, 2019	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$6,037,864	57.8%	$5,861,809	$5,604,567	3.0%	7.7%
Oregon	2,093,738	20.0%	2,006,163	1,906,132	4.4%	9.8%
California	1,828,064	17.5%	1,698,289	1,402,213	7.6%	30.4%
Idaho	489,871	4.7%	482,380	463,317	1.6%	5.7%
Total deposits	$10,449,537	100.0%	$10,048,641	$9,376,229	4.0%	11.4%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Public non-interest-bearing accounts	$115,354	$111,015	$92,122
Public interest-bearing transaction & savings accounts	130,958	133,403	118,033
Public interest-bearing certificates	48,232	35,184	29,572

Total public deposits	$294,544	$279,602	$239,727

Total brokered deposits	$250,977	$202,884	$239,444

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(in thousands)

ACQUISITION OF ALTAPACIFIC BANCORP
The following table* provides the estimated fair value of the assets acquired and liabilities assumed in the AltaPacific acquisition at November 1, 2019 (in thousands):

	November 1, 2019

Cash paid		$2,360
Fair value of common shares issued		85,200
Total consideration		87,560

Fair value of assets acquired:
Cash and cash equivalents	39,686
Securities	20,348
Federal Home Loan Bank stock	2,005
Loans receivable	332,355
Real estate owned held for sale	650
Property and equipment	3,809
Core deposit intangible	4,610
Bank-owned life insurance	11,890
Deferred tax asset	166
Other assets	10,150
Total assets acquired	425,669

Fair value of liabilities assumed:
Deposits	313,374
Advances from FHLB	40,226
Junior subordinated debentures	5,814
Deferred compensation	4,508
Other liabilities	8,154
Total liabilities assumed	372,076

Net assets acquired		53,593

Goodwill		$33,967

* Amounts recorded in this table are preliminary estimates of fair value.  Additional adjustments to the acquisition accounting may be required with a measurement period of one-year from the acquisition date.

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,397,202	12.98%	$860,978	8.00%	$1,076,223	10.00%
Tier 1 capital to risk-weighted assets	1,275,806	11.85%	645,734	6.00%	645,734	6.00%
Tier 1 leverage capital to average assets	1,275,806	10.45%	488,124	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,132,306	10.52%	484,300	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,331,615	12.59%	846,284	8.00%	1,057,856	10.00%
Tier 1 capital to risk-weighted assets	1,212,733	11.46%	634,713	6.00%	846,284	8.00%
Tier 1 leverage capital to average assets	1,212,733	10.18%	476,371	4.00%	595,464	5.00%
Common equity tier 1 capital to risk-weighted assets	1,212,733	11.46%	476,035	4.50%	687,606	6.50%
Islanders Bank:
Total capital to risk-weighted assets	31,693	16.99%	14,923	8.00%	18,654	10.00%
Tier 1 capital to risk-weighted assets	29,398	15.76%	11,193	6.00%	14,923	8.00%
Tier 1 leverage capital to average assets	29,398	10.05%	11,706	4.00%	14,632	5.00%
Common equity tier 1 capital to risk-weighted assets	29,398	15.76%	8,394	4.50%	12,125	6.50%

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$152,627	$1,520	4.01%	$202,686	$2,048	4.01%	$98,005	$1,121	4.64%
Mortgage loans	7,310,115	92,454	5.09%	7,134,231	92,926	5.17%	6,833,933	88,602	5.26%
Commercial/agricultural loans	1,884,006	22,357	4.77%	1,853,447	23,256	4.98%	1,703,503	22,812	5.43%
Consumer and other loans	163,098	2,595	6.40%	169,197	2,685	6.30%	183,451	2,920	6.46%
Total loans(1)	9,509,846	118,926	5.03%	9,359,561	120,915	5.13%	8,818,892	115,455	5.31%
Mortgage-backed securities	1,354,585	9,137	2.71%	1,371,438	8,924	2.58%	1,392,118	10,507	3.06%
Other securities	458,116	2,887	2.53%	418,767	2,663	2.52%	484,134	3,479	2.91%
Interest-bearing deposits with banks	92,659	393	1.71%	107,959	531	1.95%	44,757	289	2.62%
FHLB stock	26,522	322	4.88%	26,036	376	5.73%	31,761	266	3.40%
Total investment securities	1,931,882	12,739	2.65%	1,924,200	12,494	2.58%	1,952,770	14,541	3.02%
Total interest-earning assets	11,441,728	131,665	4.63%	11,283,761	133,409	4.69%	10,771,662	129,996	4.89%
Non-interest-earning assets	1,193,256			1,152,751			1,031,591
Total assets	$12,634,984			$12,436,512			$11,803,253
Deposits:
Interest-bearing checking accounts	$1,266,647	469	0.15%	$1,228,936	564	0.18%	$1,153,949	475	0.17%
Savings accounts	2,039,857	1,755	0.35%	1,999,656	2,027	0.40%	1,854,123	1,920	0.42%
Money market accounts	1,743,118	2,439	0.56%	1,607,954	2,842	0.70%	1,490,326	2,251	0.61%
Certificates of deposit	1,124,994	4,087	1.46%	1,189,530	4,517	1.51%	1,253,613	3,997	1.29%
Total interest-bearing deposits	6,174,616	8,750	0.57%	6,026,076	9,950	0.66%	5,752,011	8,643	0.61%
Non-interest-bearing deposits	3,965,380	—	—%	3,959,097	—	—%	3,605,922	—	—%
Total deposits	10,139,996	8,750	0.35%	9,985,173	9,950	0.40%	9,357,933	8,643	0.37%
Other interest-bearing liabilities:
FHLB advances	405,429	2,064	2.05%	387,435	2,281	2.34%	534,238	3,476	2.64%
Other borrowings	124,771	116	0.37%	126,782	121	0.38%	118,008	60	0.21%
Junior subordinated debentures	147,944	1,477	4.02%	145,339	1,566	4.27%	140,212	1,713	4.95%
Total borrowings	678,144	3,657	2.17%	659,556	3,968	2.39%	792,458	5,249	2.69%
Total funding liabilities	10,818,140	12,407	0.46%	10,644,729	13,918	0.52%	10,150,391	13,892	0.56%
Other non-interest-bearing liabilities(2)	212,162			189,682			151,937
Total liabilities	11,030,302			10,834,411			10,302,328
Shareholders' equity	1,604,682			1,602,101			1,500,925
Total liabilities and shareholders' equity	$12,634,984			$12,436,512			$11,803,253
Net interest income/rate spread		$119,258	4.17%		$119,491	4.17%		$116,104	4.33%
Net interest margin			4.19%			4.20%			4.37%
Additional Key Financial Ratios:
Return on average assets			0.54%			1.07%			1.15%
Return on average equity			4.23%			8.33%			9.01%
Average equity/average assets			12.70%			12.88%			12.72%
Average interest-earning assets/average interest-bearing liabilities			166.97%			168.78%			164.59%
Average interest-earning assets/average funding liabilities			105.76%			106.00%			106.12%
Non-interest income/average assets			0.61%			0.65%			0.62%
Non-interest expense/average assets			3.03%			2.99%			3.09%
Efficiency ratio(4)			68.76%			67.03%			67.06%
Adjusted efficiency ratio(5)			63.47%			61.19%			63.32%

(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)	Yields and costs have not been adjusted for the effect of tax-exempt interest.
(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue.  Adjusted revenue excludes net gain (loss) on sale of securities and fair value adjustments.  Adjusted non-interest expense excludes acquisition-related expenses, COVID-19 expenses, amortization of core deposit intangibles (CDI), REO gain (loss), FHLB prepayment penalties and state/municipal business and use taxes.  These represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Net interest income before provision for loan losses	$119,258	$119,491	$116,104
Total non-interest income	19,165	20,282	18,125
Total GAAP revenue	138,423	139,773	134,229
Exclude net gain on sale of securities	(78)	(62)	(1)
Exclude net change in valuation of financial instruments carried at fair value	4,596	36	(11)
Adjusted revenue (non-GAAP)	$142,941	$139,747	$134,217

ADJUSTED EARNINGS	Quarters Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Net income (GAAP)	$16,882	$33,655	$33,346
Exclude net gain on sale of securities	(78)	(62)	(1)
Exclude net change in valuation of financial instruments carried at fair value	4,596	36	(11)
Exclude acquisition-related expenses	1,142	4,419	2,148
Exclude COVID-19 expenses	239	—	—
Exclude related net tax benefit	(1,405)	(1,074)	(513)
Exclude FHLB prepayment penalties	—	735	—
Total adjusted earnings (non-GAAP)	$21,376	$37,709	$34,969

Diluted earnings per share (GAAP)	$0.47	$0.95	$0.95
Diluted adjusted earnings per share (non-GAAP)	$0.60	$1.07	$0.99

BANR - First Quarter 2020 Results
April 27, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Non-interest expense (GAAP)	$95,185	$93,690	$90,014
Exclude acquisition-related expenses	(1,142)	(4,419)	(2,148)
Exclude COVID-19 expenses	(239)	—	—
Exclude CDI amortization	(2,001)	(2,061)	(2,052)
Exclude state/municipal tax expense	(984)	(917)	(945)
Exclude REO operations	(100)	(40)	123
Exclude FHLB prepayment penalties	—	(735)	—
Adjusted non-interest expense (non-GAAP)	$90,719	$85,518	$84,992

Net interest income before provision for loan losses (GAAP)	$119,258	$119,491	$116,104
Non-interest income (GAAP)	19,165	20,282	18,125
Total revenue	138,423	139,773	134,229
Exclude net gain on sale of securities	(78)	(62)	(1)
Exclude net change in valuation of financial instruments carried at fair value	4,596	36	(11)
Adjusted revenue (non-GAAP)	$142,941	$139,747	$134,217

Efficiency ratio (GAAP)	68.76%	67.03%	67.06%
Adjusted efficiency ratio (non-GAAP)	63.47%	61.19%	63.32%

TANGIBLE COMMON SHAREHOLDERS' EQUITY TO TANGIBLE ASSETS	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Shareholders' equity (GAAP)	$1,601,700	$1,594,034	$1,511,191
Exclude goodwill and other intangible assets, net	400,278	402,279	369,801
Tangible common shareholders' equity (non-GAAP)	$1,201,422	$1,191,755	$1,141,390

Total assets (GAAP)	$12,780,950	$12,604,031	$11,740,285
Exclude goodwill and other intangible assets, net	400,278	402,279	369,801
Total tangible assets (non-GAAP)	$12,380,672	$12,201,752	$11,370,484
Common shareholders' equity to total assets (GAAP)	12.53%	12.65%	12.87%
Tangible common shareholders' equity to tangible assets (non-GAAP)	9.70%	9.77%	10.04%

TANGIBLE COMMON SHAREHOLDERS' EQUITY PER SHARE
Tangible common shareholders' equity (non-GAAP)	$1,201,422	$1,191,755	$1,141,390
Common shares outstanding at end of period	35,102,459	35,751,576	35,152,746
Common shareholders' equity (book value) per share (GAAP)	$45.63	$44.59	$42.99
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$34.23	$33.33	$32.47